                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC  20549

                                       FORM 15

               CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
              UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
          OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                        OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number O-21550

                                 Harmony Brook, Inc.
--------------------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)

                   1030 Lone Oak Road, Suite 110, Eagan, MN  55121
--------------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                              Common Stock, No Par Value
--------------------------------------------------------------------------------
               (Title of each class of securities covered by this Form)

                                         None
--------------------------------------------------------------------------------
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(s) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   /X/          Rule 12h-3(b)(1)(i)      / /

          Rule 12g-4(a)(1)(ii)  / /          Rule 12h-3(b)(1)(ii)     / /

          Rule 12g-4(a)(2)(i)   / /          Rule 12h-3(b)(2)(i)      / /

          Rule 12g-4(a)(2)(ii)  / /          Rule 12h-3(b)(2)(ii)     / /

                                             Rule 15d-6               / /

Approximate number of holders of record as of the certification or notice date: One

Pursuant to the requirements of the Securities Exchange Act of 1934 Harmony Brook, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 19, 1998                        HARMONY BROOK, INC.

                                             By   /s/ James C. Hawley
                                                 -------------------------
                                                      President